Exhibit 99.1

Both ISS andGlass Lewis Recommend DSP Group Stockholders - Vote on GOLD Proxy Card FOR Management Nominees

•	Glass Lewis Recommends Vote FOR ALL Management Nominees

•	ISS Recommends Vote FOR Management Nominees, Limon and Regev

•	ISS and Glass Lewis REJECT Starboard’s Full Slate of NomineesandQuestion Value of Additional Starboard Representation

•	The Company Urges Stockholders to Vote FOR Durable Value Creation by Electing ALL DSP Group Nominees on GOLD Proxy Card Today

SAN JOSE, Calif., June 3, 2013 — DSP Group®, Inc. (Nasdaq:DSPG) a leading global provider of wireless chipset solutions for converged communications, announced today that Institutional Shareholder Services (“ISS”) and Glass Lewis & Co. (“Glass Lewis”), the two leading independent proxy advisory firms, have both issued reports recommending that DSP Group’s stockholders vote on the GOLD proxy card FOR management nominees and REJECT the directors nominated by Starboard Value LP.

Following its analysis of Starboard’s proposal, ISS questioned the value of additional Starboard representation on DSP Group’s Board, stating that “the dissidents have not made a compelling case that further change to the composition of the board is needed. As such, ISS recommends shareholders vote the GOLD proxy card FOR the management nominees Limon and Regev.” ISS also commented that “further change to the composition of the board is not warranted at this time.”

Glass Lewis made it perfectly clear that it failed to see “why three additional dissident nominees are needed at this time, or how exactly they would result in a superior outcome for shareholders. Based on these factors, we believe shareholders should support the re-election of the board’s nominees.”

Moreover, Glass Lewis recommendsthat stockholdersvote the GOLD card for the company’s nominee, Eliyahu Ayalon. Patrick Tanguy, the newly-elected Chairman of the Boardsaid “Eli has joined enthusiastically with the independent directors to lead the governance and operational improvements implemented by the DSP Group Board in the last 18 months”.

“He orchestrated the settlement with Starboard in 2012 and participated in negotiations in connection with this year’s meeting. Although we were unable to avoid a proxy fight, the terms of the recent-settlement proposed by Eli and the Board offered a more-than-fair proposition to Starboard. He remains a tireless advocate for DSP Group’s stockholders, working in collaboration with the other directors and the Company’s management. He took a leading role in working with stockholders to elect a replacement for Mr. Yair Shamir earlier this year when he was elected to the Israeli Knesset and wholeheartedly endorsed the election of Gabi Seligsohn at the suggestion of Senvest, our third largest shareholder” Mr. Tanguy added.

In its report, Glass Lewis stated “Over the last six quarters, the Company has successfully executed on its turnaround and growth strategy. Currently, we believe the board’s plan is more likely to result in greater shareholder value than a potential sale of the Company, which until recently was the Dissident’s only strategic suggestion. In light of the latest results, which the board believes will result in greater value than a sale of the Company, we believe shareholders should allow the board the opportunity to continue executing on its strategic plan.”

Glass Lewis, also stated: “We are optimistic about the present opportunities facing the Company and we are confident in management and the board as currently constructed to continue executing on the strategic plan. The Company is already executing on its strategic plan, including cost reductions and new product and market growth. We believe management’s stand-alone plan is compelling and agree that now is not the time to push for a sale of the Company.”

Ofer Elyakim, Chief Executive Officer, said, “We believe these positive recommendations for the reelection of the DSP Group slate of directors and a rejection of all additional Starboard nominees by the two leading independent proxy advisory firms reflect a vote of confidence in the current Board and the strategic direction in which the Company is headed. Both proxy advisors questioned the value of additional Starboard representation for stockholders and recognized that Starboard failed to make a compelling case that further change at the Board level is necessary”.

To summarize, there are many compelling reasons to vote on the GOLD proxy card to elect management’s entire slate of directors:

•	DSP Group’s stock is one of the top performing stocks among our peer group and industry year-to-date, over the last 12 months, and since our restructuring efforts began in 2011.

•	DSP Group has made significant operational and financial progress over the past 18 months despite difficult industry trends impacting our top line. In the recent quarter the

Company achieved a number of significant milestones: the highest Gross Margins in three years, the highest Operating Margins in five years anda return to GAAP profitability.

•	DSP Group has a clear growth strategy and is on track to meet its strategic goals.

•

DSP Group’s Board nominees are diverse and have significant strategic, operational, financial and public board experience in our areas of focus and in the locationswhere our operations are performed. Any change of the composition of the Board will severely impair the company’s current momentum.

We urge all stockholders to vote their GOLD proxy form to re-elect the Board’s nominees and to help build long-term value for ALL stockholders.

Even if you have previously returned a white voting instruction form to Starboard, you have every right to change your vote and support your board’s nominees using the GOLD voting instruction form. Only your latest dated, validly executed vote will count.

If you have any questions or need assistance voting your shares, please call our proxy solicitor MacKenzie Partners at (800) 322-2885 (toll-free in North America) or collect at +(212) 929-5500.

Important Additional Information

The Company has filed with the U.S. Securities and Exchange Commission (“SEC”) and provided to its stockholders a definitive proxy statement and a proxy supplement in connection with its 2013 annual meeting of stockholders. STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT, THE PROXY SUPPLEMENT AND OTHER RELEVANT DOCUMENTS FILED BY THE COMPANY WITH THE SEC IN THEIR ENTIRETY BECAUSE THEY CONTAIN, OR WILL CONTAIN, IMPORTANT INFORMATION. Stockholders may obtain free copies of these documents through the website maintained by the SEC at http://www.sec.gov and through the website maintained by the Company at http://ir.dspg.com or by contacting MacKenzie Partners, Inc, at 800322-2885 Toll-Free or at 212-929-5500 or by email at dspgproxy@mackenziepartners.com

Certain Information Regarding Participants in the Solicitation

The Company, its directors and certain of its officers may be deemed to be participants in the solicitation of the Company’s stockholders in connection with its 2013 annual meeting. Information regarding the names, affiliations and direct and indirect interests (by security holdings or otherwise) of these persons can be found in the Company’s definitive proxy statement and proxy supplement for its 2013 annual meeting, which were filed with the SEC on April 22, 2013 and May 6, 2013, respectively. Stockholders may obtain a free copy of the proxy statement, the proxy supplement and other documents filed by the Company with the SEC from the sources listed above.

Contacts:

Investor Relations	Media Relations
Christopher Basta Director of Investor Relations, DSP Group Work: 1-408-240-6844 Cell: 1-631-796-5644 chris.basta@dspg.com

Daniel H. Burch, CEO

MacKenzie Partners, Inc.

Work: 1-212-929-5748

Cell: 1-516-429-2721

dburch@mackenziepartners.com

Paul R. Schulman, EVP

MacKenzie Partners, Inc.

Work: 1- 212.929.5364

Cell: 1- 203.856.6080

pschulman@mackenziepartners.com

Mike Sitrick and Jeff Lloyd Sitrick And Company Work: 1-310- 788-2850 Jeff_Lloyd@sitrick.com Mike_Sitrick@sitrick.com